Mason Street Funds, Inc.
NSAR Filing
March 31, 2001


Sub Item 77B:  Accountant's report on internal control



Report of Independent Accountants

To the Shareholders and Board of Directors of Mason Street Funds, Inc.

In planning and performing our audit of the financial statements of Mason Street Funds, Inc. (being comprised of the Small Cap Growth Stock Fund, Aggressive Growth Stock Fund, International Equity Fund, Index 400 Stock Fund, Growth Stock Fund, Growth and Income Stock Fund, Index 500 Stock Fund, Asset Allocation Fund, High Yield Bond Fund, Municipal Bond Fund and Select Bond Fund, hereafter referred to as the "Funds") for the year ended March 31, 2001, we considered the Funds' internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and the Funds' operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of March 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.



April 26, 2001